EXHIBIT 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of December 28, 2010, between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and ALLEN SIRKIN (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company has previously entered into that Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008, and amended as of January 29, 2010 (the “Employment Agreement”);

WHEREAS, Section 1(b) of the Employment Agreement provides that the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions thereof, for an initial period commencing on the Effective Date (as defined in the Employment Agreement) and ending on the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2009 (the “Initial Period”) and an extension period commencing on the day immediately following the end of the Initial Period and ending on the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2011 (the “Renewal Period”), and subject to earlier termination in accordance with the provision of Section 4 thereof;

WHEREAS, the Company has acquired Tommy Hilfiger B.V. and certain related companies and, in order to provide for the smooth integration of the acquired businesses with and into the existing businesses of the Company, the Company and the Executive desire to extend the Renewal Period to the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2012;

WHEREAS, in light of emerging best practices with respect to executive compensation, the Company has determined that it will not provide a Gross-Up Payment (as defined in the Employment Agreement) to the Executive should he become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended;

WHEREAS, to mitigate the potential adverse effect of having to pay the Excise Tax, the Company has determined to amend the Employment Agreement to provide that if the severance to be received by the Executive would subject him to the Excise Tax, his severance would be reduced by the amount required to avoid the Excise Tax if such a reduction would give the Executive a better after-tax result than if he had received the full severance amount;

WHEREAS, the Company and the Executive have agreed to simplify the formula used to determine payouts under Sections 3(b) and 3(f) of the Employment Agreement; and

WHEREAS, the parties desire to amend the Employment Agreement to effect the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.

Amendment of Section 1(b).  In order to provide for the extension of the Employment Period to the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2012, Section 1(b) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(b)

Employment Period.  The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof, for an initial period commencing on the Effective Date and ending on the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2009 (the “Initial Period”), and an extension period commencing on the day immediately following the end of the Initial Period and ending on the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2011 (the “Renewal Period”), and an additional extension period commencing on the date immediately following the end of the Renewal Period and ending on the date of the Company’s Annual Meeting of Stockholders of the Company to be held in calendar year 2012 (the “Additional Renewal Period”), and subject to earlier termination in accordance with the provisions of Section 4 hereof.  The period of time commencing on the Effective Date and ending on the Executive’s last day of employment, regardless of the reason for the termination of his employment, is referred to herein as the “Employment Period.”  Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)).

3.

Amendment of Section 1(c)(i).  In order to provide for the Executive’s duties during the Additional Renewal Period, Section 1(c)(i) is hereby deleted in its entirety and the following substituted in lieu thereof:

(c)  Position and Duties.   (i)  During the Employment Period, (A) the Executive shall serve as the President and Chief Operating Officer of the Company, with such duties and responsibilities as shall from time to time be assigned to him and as are consistent and commensurate with his title and position, and (B) the Executive’s services shall be performed at the Company’s headquarters in New York, New York as of the Effective Date or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business.  The Executive shall also serve on the Company’s Operating Committee; provided, however, that the Company may disband the Operating Committee at any time prior to a Change in Control (as herein after defined).  Without limiting the generality of the foregoing, the Executive shall also (X) actively participate in the development of a succession plan relating to the Executive’s position and duties and in the training of, and transition of duties to, the person or persons who will succeed to such duties and (Y) assist in the smooth integration with and into the existing businesses of the Company of the businesses acquired as a result of the Company’s acquisition of Tommy Hilfiger B.V. and certain related companies.

4.

Amendment of Section 3(c).  In order to reflect the addition of Additional Renewal Period as part of the Employment Period, as provided by this Amendment, Section 3(c) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(c)

Termination by Voluntary Resignation (without Good Reason) by the Executive; Non-Renewal; Retirement.  The voluntary resignation of employment by the Executive (other than for Good Reason and which shall not include a resignation in connection with a termination by the Company for Cause) or the expiration of this Agreement on the last day of the Additional Renewal Period (if the Executive remains employed through the end of such period) shall be deemed to be a retirement and shall be treated as a retirement for purposes of (x) any plan, policy, program or arrangement of the Company as to which the Executive holds rights as of such resignation or expiration date, whether as a participant, beneficiary or otherwise, or (y) any agreement between the Company and the Executive, except as may otherwise be expressly agreed upon by the Executive.  In addition, the Executive shall be entitled to (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.  Notwithstanding the foregoing, with respect to any award granted after the Effective Date and prior to July 1, 2008 under the Company’s 2006 Stock Incentive Plan, Performance Incentive Bonus Plan or Long-Term Incentive Plan, the termination of the Executive’s employment by voluntary resignation (other than for Good Reason and which shall not include a resignation in connection with a termination by the Company for Cause) shall not be treated as a retirement under the applicable plan unless such retirement occurs after the last day of the Initial Period.

5.

Amendment of Section 3(f)(i)(B).  In order to address the Executive’s compensation for the portion of the Additional Renewal Term that is to take place during the Company’s 2012 fiscal year, subclause (3) of Section 3(f)(i)(B) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(3)

the taking of any action by the Company that substantially diminishes (A) the aggregate value of the Executive’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to the Executive pursuant to the Company’s employee benefit and insurance plans as in effect on the Effective Date (or, following a Change in Control, as in effect immediately prior to such Change in Control); provided, however, that the Executive specifically acknowledges and agrees that the grant of any awards under any and all of the Plans remains at all times at the absolute discretion of the
Chief Executive Officer and the Board and the failure to make any awards thereunder with respect to the Company’s 2012 fiscal year or performance cycles beginning with such fiscal year and/or to make awards with lower payouts or values than for prior performance periods shall not be taken into consideration in the determination of whether Good Reason exists hereunder;

6.

Amendment of Section 3(f)(iii).  In order to remove the payment by the Company of any Gross-Up Payment related to any Excise Tax imposed on any Payment, Section 3(f)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(iii)

Excise Taxes.  Notwithstanding anything in the foregoing to the contrary, if Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax.  If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(f)(iii), then no such reduction shall be made.  The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required reduction in total Parachute Payments with the least reduction in the after-tax economic value to the Executive of such payments.  If the after-tax economic value of any payments is equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved.  The determination of the Independent Tax Counsel under this Section 3(f)(iii) shall be final and binding on all parties hereto.  For purposes of this Section 3(f)(iii), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.  Notwithstanding anything herein to the contrary, this Section 3(f)(iii) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

7.

Amendments of Sections 3(b)(i) and 3(f)(ii). In order to clarify the amounts payable under Sections 3(b) and 3(f) of the Employment Agreement, Sections 3(b)(i) and 3(f)(ii) to the Employment Agreement are hereby deleted in their entirety and the following substituted in lieu thereof.

(a) Substitution for Section 3(b)(i).

(i)

If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (W) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (X) all unreimbursed expenses (if any), subject to Section 2(d); (Y) an aggregate amount (the “Severance Amount”) equal to two times the sum of (1) the Executive’s Base Salary plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (Z) the payment or provision of any Other Benefits.  The Severance Amount shall be paid in 48 substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Each such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the Severance Amount would be considered “deferred compensation” under Section 409A, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

(b) Substitution for Section 3(f)(ii).

(ii)

If within two years after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, the Executive shall be entitled to receive from the Company (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) an aggregate amount equal to two times the sum of (I) the Base Salary plus (II) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (D) the payment or provision of any Other Benefits.  The severance amount described in clause (C) of the immediately preceding sentence shall be paid (x) in a lump sum, if the Change in Control event constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A), or (y) in 48 substantially equal payments, if the Change in Control event does not so comply with Section 409A.  The lump sum amount shall be paid, or the installment payments shall commence, as applicable, on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment; provided, however, that the payment of such severance amount is subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Any such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the severance amount described in clause (C) would be considered “deferred compensation” under Section 409A, such severance amount shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service (unless any such payment(s) shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or shall be treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)).  If paid in installments, the first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such lump sum amount or installment payments, as applicable, not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid at the same time at which the lump sum payment or the first installment payment, as applicable, is made after such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such two-year period, but the Executive shall not have any obligation to seek or accept employment during such two-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  For the avoidance of doubt, the amounts payable under clause (C) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company’s severance policy and the Executive hereby waives any and all rights thereunder.

8.

Continued Effectiveness of the Employment Agreement.  The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

9.

Miscellaneous.

(a)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)

This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PHILLIPS-VAN HEUSEN CORPORATION

By    /s/ Mark D. Fischer

Name:  Mark D. Fischer

Title:  Senior Vice President

   /s/ Allen Sirkin

Allen Sirkin

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